Burke & Herbert Financial Services Corp. Announces First Quarter 2024 Results and Declares Common Stock Dividend

For Immediate Release
April 26, 2024

Alexandria, VA – Burke & Herbert Financial Services Corp. (the “Company” or “Burke & Herbert”) (Nasdaq: BHRB) reported financial results for the quarter ended March 31, 2024. In addition, at its meeting on April 25, 2024, the board of directors declared a $0.53 per share regular cash dividend to be paid on June 3, 2024, to shareholders of record as of the close of business on May 15, 2024.

•Net income totaled $5.2 million for the quarter, compared to $5.1 million the previous quarter and $7.5 million for the same quarter in 2023. Diluted earnings per share for the quarter was $0.69, compared to $0.67 the previous quarter and $1.00 for the same quarter in 2023.

•Excluding significant items1, operating net income (non-GAAP2) totaled $5.7 million for the quarter, compared to $6.2 million the previous quarter and $7.7 million for the same quarter in 2023. Excluding significant items1, adjusted diluted earnings per share (non-GAAP2) for the quarter was $0.76, compared to $0.83 the previous quarter and $1.02 for the same quarter in 2023.

The Company notes the following highlights:

•Balance sheet remains strong with ample liquidity. Total liquidity, including all available borrowing capacity with cash and cash equivalents, totaled $758.3 million at the end of the first quarter.

•Total gross loans increased $166.4 million, or 8.5%, year-over-year and the Company ended the first quarter with a loan-to-deposit ratio of 70.8%.

•Total deposits were relatively stable and ended the quarter at $3.0 billion.

•Asset quality remains stable across the loan portfolio with adequate reserves.

•The Company continues to be well-capitalized, ending the quarter with 16.6% Common Equity Tier 1 capital to risk-weighted assets, 17.5% Total risk-based capital to risk-weighted assets, and a leverage ratio of 11.4%.

•On April 19, 2024, the Company and Summit Financial Group, Inc. (“Summit”) (Nasdaq: SMMF) announced receipt of the final regulatory approval required to complete the previously announced merger of equals pursuant to the Agreement and Plan of Reorganization, dated as of August 24, 2023, by and between Burke & Herbert and Summit. The merger is expected to close on May 3, 2024, pending satisfaction of customary closing conditions.

•When the merger is completed, the combination will create a financial holding company with more than $8 billion in assets and more than 75 branches across Virginia, West Virginia, Maryland, Delaware, and Kentucky, with more than 800 employees serving our communities.

From David P. Boyle, Company Chair, President and Chief Executive Officer
“I’m pleased with the progress being made on our financial results compared to the previous quarters. Our balance sheet is well-positioned for multiple economic scenarios, asset quality is stable, our lending teams remain active in our markets, our deposit base is strong and dependable, and our merger integration teams are working hard to ensure a smooth and successful outcome for our customers, communities, employees, and shareholders.”

(1) Significant items include items such as merger-related expenses and for the first quarter of 2023, listing-related expenses are further described below in our non-GAAP reconciliation tables.
(2) Non-GAAP financial measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors’ ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the non-GAAP reconciliation tables in this release. Non-GAAP measures should not be used as a substitute for the closest comparable GAAP measurements.

Results of Operations

First Quarter 2024 - Comparison to prior year quarter

Net income for the three months ended March 31, 2024, was $5.2 million, or $2.3 million lower than the three months ended March 31, 2023, primarily due to increased funding costs and merger-related costs that were partially offset by an increase in loan interest income, due to increased loan balances and higher rates, and a recapture of credit loss provision in the current quarter.

Total revenue (non-GAAP2) for the three months ended March 31, 2024, was $26.4 million, or 9% lower than the three months ended March 31, 2023, and included $28.0 million in interest and fees on loans and $10.3 million in investment security income, which was a 23% increase and a 8% decrease, respectively, over the prior year three months ended March 31, 2023. Overall, interest income for the three months ended March 31, 2024, was $38.7 million, or 13% higher than the three months ended March 31, 2023. The increase in interest income for the Company’s loans was due to increased loan balances and higher rates, and the interest income decrease in investment securities was due to a lower level of investment securities. Loans, net of allowance for credit losses, ended the quarter at $2.1 billion, or 9% higher than March 31, 2023, while the investment portfolio fair value ended the quarter at $1.3 billion, or 6% lower than the prior year quarter.

The increase in interest income was offset by an increase in interest expense, which was $16.6 million for the three months ended March 31, 2024, or $7.1 million higher than the prior year quarter. The rapid rise in interest rates last year resulted in an increase in the Company’s cost of funds that outpaced the resulting benefit of higher rates on assets. The Company’s deposit interest expense was $12.9 million, or $7.5 million higher, for the three months ended March 31, 2024, compared to the three months ended March 31, 2023. Total deposits ended the quarter at $3.0 billion, which was slightly lower than the balance in the prior year quarter. Non-interest-bearing deposits decreased by 9% to $822.8 million, and interest-bearing deposits increased by 2% to $2.2 billion from the prior year quarter ended March 31, 2023, reflecting the changing deposit mix from non-interest-bearing to interest-bearing that has resulted in higher interest rate expense. The Company’s borrowed funds increased by 12% to $360.0 million from the prior year quarter ended March 31, 2023. Overall, net interest income decreased by $2.6 million from the prior year quarter.

Non-interest income for the three months ended March 31, 2024, increased slightly from the same period last year and totaled $4.3 million for the current period. The slight increase was primarily related to an increase in fiduciary and wealth management fees of $0.1 million when compared to the prior year quarter.

For the three months ended March 31, 2024, the Company recorded a recapture of credit losses of $0.7 million, compared to a provision for credit losses of $0.5 million in the prior year quarter due to improving portfolio credit quality and continued diversification of the loan portfolio. Total revenue (non-GAAP2) after provision for credit losses was $27.1 million for the three months ended March 31, 2024, which was a decrease of 5% compared to the same period last year.

Non-interest expense increased by $0.8 million, or 4%, for the three months ended March 31, 2024, from the prior year three months ended March 31, 2023. The increase was primarily due to other non-interest expenses associated with merger-related activities, including legal, consulting, and integration-related costs.

As of March 31, 2024, total shareholders’ equity was $319.3 million, or $29.5 million higher than March 31, 2023, primarily the result of higher fair value marks for our security portfolio resulting in lower accumulated other comprehensive loss by $22.9 million.

Regulatory capital ratios

The Company continues to be well-capitalized with capital ratios that are above regulatory requirements. As of March 31, 2024, our Common Equity Tier 1 capital to risk-weighted asset and Total risk-based capital to risk-weighted asset ratios were 16.6% and 17.5%, respectively, and significantly above the well-capitalized requirements of 6.5% and 10%, respectively. The leverage ratio was 11.4% compared to a 5% level to be considered well-capitalized.

Burke & Herbert Bank & Trust Company (“the Bank”), the Company’s wholly-owned bank subsidiary, also continues to be well-capitalized with capital ratios that are above regulatory requirements. As of March 31, 2024, the Bank’s Common Equity Tier 1 capital to risk-weighted asset and Total risk-based capital to risk-weighted asset ratios were 16.4% and 17.4%, respectively, and significantly above the well-capitalized requirements. In addition, the Bank’s leverage ratio of 11.3% is considered to be well-capitalized.

For more information about the Company’s financial condition, including additional disclosures pertinent to recent events in the banking industry, please see our financial statements and supplemental information attached to this release.

About Burke & Herbert

Burke & Herbert Financial Services Corp. is the financial holding company for Burke & Herbert Bank & Trust Company. Burke & Herbert Bank & Trust Company is the oldest continuously operating bank under its original name headquartered in the greater Washington DC Metro area. The Bank offers a full range of business and personal financial solutions designed to meet customers’ banking, borrowing, and investment needs and has over 20 branches throughout the Northern Virginia region and commercial loan offices in Fredericksburg, Loudoun County, Richmond, and in Bethesda, Maryland. Learn more at www.burkeandherbertbank.com.

Member FDIC; Equal Housing Lender

Cautionary Note Regarding Forward-Looking Statements

This communication includes “forward–looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the beliefs, goals, intentions, and expectations of Burke & Herbert regarding the proposed merger, revenues, earnings, earnings per share, loan production, asset quality, and capital levels, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of expected losses on loans; our assessments of interest rate and other market risks; our ability to achieve our financial and other strategic goals; the expected timing of completion of the proposed merger; the expected cost savings, synergies, returns, and other anticipated benefits from the proposed merger; and other statements that are not historical facts.

Forward–looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “will,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. These forward-looking statements include, without limitation, those relating to the terms, timing, and closing of the proposed merger.

Additionally, forward–looking statements speak only as of the date they are made; Burke & Herbert does not assume any duty, and does not undertake, to update such forward–looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Furthermore, because forward–looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in or implied by such forward-looking statements as a result of a variety of factors, many of which are beyond the control of Burke & Herbert. Such statements are based upon the current beliefs and expectations of the management of Burke & Herbert and are subject to significant risks and uncertainties outside of the control of the parties. Caution should be exercised against placing undue reliance on forward-looking statements. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Burke & Herbert and Summit; the outcome of any legal proceedings that may be instituted against Burke & Herbert or Summit; the possibility that the proposed merger will not close when expected, or at all; the ability of Burke & Herbert and Summit to meet expectations regarding the timing, completion, and accounting and tax treatments of the proposed merger; the risk that any announcements relating to the proposed merger could have adverse effects on the market price of the common stock of either or both parties to the proposed merger; the possibility that the anticipated benefits of the proposed merger will not be realized when expected, or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Burke & Herbert and Summit do business; certain restrictions during the pendency of the proposed merger that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes, or at all and to successfully integrate Summit’s operations and those of Burke & Herbert; such integration may be more difficult, time-consuming or costly than expected; revenues following the proposed merger may be lower than expected; Burke & Herbert’s and Summit’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by Burke & Herbert’s issuance of additional shares of its capital stock in connection with the proposed merger; effects of the announcement, pendency, or completion of the proposed merger on the ability of Burke & Herbert and Summit to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally; and risks related to the potential impact of general economic, political and market factors on the companies or the proposed merger and other factors that may affect future results of Burke & Herbert and Summit; and the other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Burke & Herbert’s Annual Report on Form 10–K for the year ended December 31, 2023, and other reports Burke & Herbert files with the SEC.

Burke & Herbert Financial Services Corp.
Consolidated Statements of Income (unaudited)
(In thousands)

	Three months ended March 31,
	2024	2023
Interest income
Loans, including fees	$28,045	$22,760
Taxable securities	8,943	9,802
Tax-exempt securities	1,361	1,458
Other interest income	396	308
Total interest income	38,745	34,328
Interest expense
Deposits	12,931	5,401
Borrowed funds	3,655	4,138
Other interest expense	28	15
Total interest expense	16,614	9,554
Net interest income	22,131	24,774

Provision for (recapture of) credit losses	(670)	515
Net interest income after credit loss expense	22,801	24,259

Non-interest income
Fiduciary and wealth management	1,419	1,337
Service charges and fees	1,606	1,635
Net gains (losses) on securities	—	—
Income from company-owned life insurance	547	560
Other non-interest income	682	682
Total non-interest income	4,254	4,214

Non-interest expense
Salaries and wages	9,518	9,494
Pensions and other employee benefits	2,365	2,468
Occupancy	1,538	1,457
Equipment rentals, depreciation, and maintenance	1,281	1,339
Other operating	6,463	5,607
Total non-interest expense	21,165	20,365
Income before income taxes	5,890	8,108

Income tax expense	678	584
Net income	$5,212	$7,524

Burke & Herbert Financial Services Corp.
Consolidated Balance Sheets
(In thousands)

	March 31, 2024	December 31, 2023
	(Unaudited)	(Audited)
Assets
Cash and due from banks	$9,152	$8,896
Interest-earning deposits with banks	44,925	35,602
Cash and cash equivalents	54,077	44,498
Securities available-for-sale, at fair value	1,275,520	1,248,439
Restricted stock, at cost	16,357	5,964
Loans held-for-sale, at fair value	2,422	1,497
Loans	2,118,155	2,087,756
Allowance for credit losses	(24,606)	(25,301)
Net loans	2,093,549	2,062,455
Premises and equipment, net	61,576	61,128
Accrued interest receivable	16,328	15,895
Company-owned life insurance	94,755	94,159
Other assets	81,806	83,544
Total Assets	$3,696,390	$3,617,579

Liabilities and Shareholders’ Equity
Liabilities
Non-interest-bearing deposits	$822,767	$830,320
Interest-bearing deposits	2,167,346	2,171,561
Total deposits	2,990,113	3,001,881
Borrowed funds	360,000	272,000
Accrued interest and other liabilities	26,969	28,948
Total Liabilities	3,377,082	3,302,829

Shareholders’ Equity
Common Stock	4,006	4,000
Additional paid-in capital	15,308	14,495
Retained earnings	428,532	427,333
Accumulated other comprehensive income (loss)	(100,954)	(103,494)
Treasury stock	(27,584)	(27,584)
Total Shareholders’ Equity	319,308	314,750
Total Liabilities and Shareholders’ Equity	$3,696,390	$3,617,579

Burke & Herbert Financial Services Corp.
Supplemental Information (unaudited)
As of or for the three months ended
(In thousands, except ratios and per share amounts)

	March 31	December 31	September 30	June 30	March 31
	2024	2023	2023	2023	2023

Per common share information
Basic earnings	$0.70	$0.68	$0.55	$0.81	$1.01
Diluted earnings	0.69	0.67	0.55	0.80	1.00
Cash dividends	0.53	0.53	0.53	0.53	0.53
Book value	42.92	42.37	36.46	39.05	39.02

Balance sheet-related (at period end, unless indicated)
Assets	$3,696,390	$3,617,579	$3,585,188	$3,569,226	$3,671,186
Average earning assets	3,377,092	3,332,733	3,337,282	3,379,534	3,331,920
Loans (gross)	2,118,155	2,087,756	2,070,616	2,000,969	1,951,738
Loans (net)	2,093,549	2,062,455	2,044,505	1,975,050	1,926,034
Securities, available-for-sale, at fair value	1,275,520	1,248,439	1,224,395	1,252,190	1,362,785
Non-interest-bearing deposits	822,767	830,320	853,385	876,396	906,723
Interest-bearing deposits	2,167,346	2,171,561	2,132,233	2,128,867	2,125,668
Deposits, total	2,990,113	3,001,881	2,985,618	3,005,263	3,032,391
Brokered deposits	370,847	389,011	389,018	389,051	389,185
Uninsured deposits	700,846	677,308	670,735	681,908	715,053
Borrowed funds	360,000	272,000	299,000	249,000	321,700
Unused borrowing capacity[3]	704,233	914,980	883,525	958,962	809,127
Equity	319,308	314,750	270,819	290,072	289,783
Accumulated other comprehensive income (loss)	(100,954)	(103,494)	(146,159)	(126,177)	(123,809)

(3) Includes Federal Home Loan Bank and correspondent bank availability.

Burke & Herbert Financial Services Corp.
Supplemental Information (unaudited)
As of or for the three months ended
(In thousands, except ratios and per share amounts)

	March 31	December 31	September 30	June 30	March 31
	2024	2023	2023	2023	2023
Income statement
Interest income	$38,745	$38,180	$37,272	$37,116	$34,328
Interest expense	16,614	15,876	14,383	13,324	9,554
Non-interest income	4,254	4,824	4,289	4,625	4,214
Total revenue (non-GAAP2)	26,385	27,128	27,178	28,417	28,988
Non-interest expense	21,165	22,300	22,423	21,348	20,365
Pretax, pre-provision earnings (non-GAAP2)	5,220	4,828	4,755	7,069	8,623
Provision for (recapture of) credit losses	(670)	(750)	235	214	515
Income before income taxes	5,890	5,578	4,520	6,855	8,108
Income tax expense	678	500	464	821	584
Net income	$5,212	$5,078	$4,056	$6,034	$7,524

Ratios
Return on average assets (annualized)	0.58%	0.56%	0.45%	0.67%	0.85%
Return on average equity (annualized)	6.67	7.30	5.60	8.34	10.83
Net interest margin (non-GAAP2)	2.68	2.70	2.76	2.87	3.06
Efficiency ratio	80.22	82.20	82.50	75.12	70.25
Loan-to-deposit ratio	70.84	69.55	69.35	66.58	64.36
Common Equity Tier 1 (CET1) capital ratio	16.56	16.85	16.44	17.60	17.55
Total risk-based capital ratio	17.54	17.88	17.48	18.71	18.65
Leverage ratio	11.36	11.31	11.32	11.20	11.19

Burke & Herbert Financial Services Corp.
Non-GAAP Reconciliations (unaudited)
(In thousands, except ratios and per share amounts)

Operating net income (non-GAAP)
	For the three months ended
	March 31	December 31	September 30	June 30	March 31
	2024	2023	2023	2023	2023
Net income	$5,212	$5,078	$4,056	$6,034	$7,524
Add back significant items (tax effected):
Listing-related	—	—	—	79	160
Merger-related	537	1,141	1,592	92	—
Total significant items	537	1,141	1,592	171	160
Operating net income	$5,749	$6,219	$5,648	$6,205	$7,684

Weighted average diluted shares	7,527,489	7,508,289	7,499,278	7,514,955	7,504,473
Adjusted diluted EPS	$0.76	$0.83	$0.75	$0.83	$1.02

Operating net income is a non-GAAP measure that is derived from net income adjusted for significant items. The Company believes that operating net income is useful in periods with certain significant items, such as listing-related or merger-related expenses. The operating net income is more reflective of management’s ability to grow the business and manage expenses.

Total Revenue (non-GAAP)
	For the three months ended
	March 31	December 31	September 30	June 30	March 31
	2024	2023	2023	2023	2023
Interest income	$38,745	$38,180	$37,272	$37,116	$34,328
Interest expense	16,614	15,876	14,383	13,324	9,554
Non-interest income	4,254	4,824	4,289	4,625	4,214
Total revenue (non-GAAP)	$26,385	$27,128	$27,178	$28,417	$28,988

Total revenue is a non-GAAP measure and is derived from total interest income less total interest expense plus total non-interest income. We believe that total revenue is a useful tool to determine how the Company is managing its business and demonstrates how stable our revenue sources are from period to period.

Burke & Herbert Financial Services Corp.
Non-GAAP Reconciliations (unaudited)
(In thousands, except ratios and per share amounts)

Pretax, Pre-Provision Earnings (non-GAAP)
	For the three months ended
	March 31	December 31	September 30	June 30	March 31
	2024	2023	2023	2023	2023
Income before taxes	$5,890	$5,578	$4,520	$6,855	$8,108
Provision for (recapture of) credit losses	(670)	(750)	235	214	515
Pretax, pre-provision earnings (non-GAAP)	$5,220	$4,828	$4,755	$7,069	$8,623

Pretax, pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and to exclude provision for (recapture of) credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for (recapture of) credit losses, which can vary significantly between periods.

Net Interest Margin & Taxable-Equivalent Net Interest Income (non-GAAP)
	As of or for the three months ended
	March 31	December 31	September 30	June 30	March 31
	2024	2023	2023	2023	2023
Net interest income	$22,131	$22,304	$22,889	$23,792	$24,774
Taxable-equivalent adjustments	362	365	366	375	387
Net interest income (Fully Taxable-Equivalent - FTE)	$22,493	$22,669	$23,255	$24,167	$25,161

Average earning assets	$3,377,092	$3,332,733	$3,337,282	$3,379,534	$3,331,920
Net interest margin (non-GAAP)	2.68%	2.70%	2.76%	2.87%	3.06%

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use net interest income on a fully taxable-equivalent (FTE) basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. FTE net interest income is calculated by adding the tax benefit on certain financial interest earning assets, whose interest is tax-exempt, to total interest income then subtracting total interest expense. Management believes FTE net interest income is a standard practice in the banking industry, and when net interest income is adjusted on an FTE basis, yields on taxable, nontaxable, and partially taxable assets are comparable; however, the adjustment to an FTE basis has no impact on net income and this adjustment is not permitted under GAAP. FTE net interest income is only used for calculating FTE net interest margin, which is calculated by annualizing FTE net interest income and then dividing by the average earning assets. The tax-rate used for this adjustment is 21%. Net interest income shown elsewhere in this presentation is GAAP net interest income.